EXHIBIT 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
ARROW INTERNATIONAL, INC.
(A Pennsylvania Business Corporation)
1. The name of the Corporation is: Arrow International, Inc. The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law.
2. The location and post office address of its registered office in this Commonwealth is 2400 Bernville Road, Reading, PA 19612.
3. The purpose of the Corporation is to exercise any lawful purpose or power and to engage in any lawful act or activity for which a Corporation may be organized under the Pennsylvania Business Corporation Law.
4. The Corporation shall have authority to issue an aggregate of 1,000 shares, all of which shares are designated Common Stock, par value $0.01 per share. The board of directors shall have the full authority permitted by law to divide the authorized and unissued shares into classes or series, or both, and to determine for any such class or series its designation and the number of shares of the class or series and the voting rights, preferences, limitations and special rights, if any, of the shares of the class or series.
     (a) Dividends. Holders of Common Stock shall be entitled to receive such dividends as may be declared by the board of directors, except that the Corporation will not declare, pay or set apart for payment any dividend on shares of Common Stock, or directly or indirectly make any distribution on, redeem, purchase or otherwise acquire any such shares, if at the time of such action the terms of any other outstanding shares prohibit the Corporation from taking such action.
     (b) Distribution of Assets. In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Common Stock shall be entitled to receive pro rata all of the assets of the Corporation remaining available for distribution to its shareholders after all preferential distributions, if any, to which the holders of any other outstanding shares may be entitled by the terms of such shares have been paid or set aside in cash for payment.
     (c) Voting Rights. Except as otherwise required by law or by the terms of any other outstanding shares, the holders of Common Stock shall have the exclusive right to vote in the election of directors and for all other purposes, each such holder being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

5. The duration of the Corporation is to be perpetual.
6. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
     (a) The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the Bylaws. Election of directors need not be by ballot unless the Bylaws provide.
     (b) The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.
     (c) The directors shall have the power to make, alter or repeal by the Bylaws of the Corporation.
     (d) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the Statutes of Pennsylvania, of these Articles, and of any Bylaws from time to time adopted by the stockholders; provided, however, that no Bylaws so adopted shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.
7. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) for any transaction from which the director derived an improper personal benefit.
8. (a) Subject to clause (c) below, the Corporation shall indemnify to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another Corporation or of a partnership, joint venture, trust or other enterprise or entity, whether or not for profit, whether domestic or foreign, including service with respect to an employee benefit plan, its participants or beneficiaries, against all liability, loss and expense (including attorneys’ fees and amounts paid in settlement) actually and reasonably incurred by such person in connection with such

Proceeding, whether or not the indemnified liability arises or arose from any Proceeding by or in the right of the Corporation.
     (b) Subject to clause (c) below, expenses incurred by a director or officer in defending (or acting as a witness in) a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding, subject to the provisions of applicable law, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under applicable law.
     (c) To determine whether any indemnification or advance of expenses under this Article 8 is permissible, the board of directors by a majority vote of a quorum consisting of directors who are not parties to such Proceeding may, and on request of any person seeking indemnification or advance of expenses shall, determine in each case whether the standards under applicable law have been met, or such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, a majority vote of a quorum of disinterested directors so directs. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any independent legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Corporation.
     (d) The obligations of the Corporation to indemnify a director or officer under this Article 8, including, if applicable, the duty to advance expenses, shall be considered a contract between the Corporation and such director or officer, and no modification or repeal of any provision of this Article 8 shall affect, to the detriment of the director or officer, such obligations of the Corporation in connection with a claim based on any act or failure to act occurring before such modification or repeal.
     (e) The indemnification and advancement of expenses provided by this Article 8 shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, agreement, vote of shareholders or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, legal representatives and estate of any such person.
     (f) The board of directors shall have the power to (a) authorize the Corporation to purchase and maintain, at the Corporation’s expense, insurance on behalf of the Corporation and on behalf of others to the extent that power to do so has not been prohibited by statute, (b) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (c) give other indemnification to the extent permitted by statute.
9. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.